SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No.     )
Check the appropriate box:

☐	Preliminary Information Statement

☒	Definitive Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

TOUSA, INC.
(Name of Registrant as Specified in its Charter)
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date filed:

TOUSA, INC.
4000 Hollywood Boulevard, Suite 500 N
Hollywood, Florida 33021
July 9, 2007
Dear Stockholder:
     This Information Statement is being distributed to notify the stockholders of record of TOUSA, INC., a Delaware corporation (“we,” “us,” “our” or the “Company”), that our Board of Directors has approved and recommended to our stockholders, and the stockholder holding a majority of the aggregate voting power of our common stock, par value $.01 per share (the “Common Stock”), the adoption of an amendment to our Certificate of Incorporation, as amended (the “Amendment”). On June 29, 2007, Technical Olympic S.A. delivered to us a written consent in lieu of a special meeting of stockholders representing approximately 66.9% of the voting power of the Common Stock adopting the Amendment.
     When effective, the Amendment will amend the first sentence of Article FOURTH of our Certificate of Incorporation to provide that 975 million shares common stock will be authorized.
     This Information Statement is being mailed on or about July 9, 2007, to the holders of record of our Common Stock on June 29, 2007 (the “Record Date”), the record date set by our Board of Directors for determining the stockholders eligible to receive this Information Statement. This Information Statement is being distributed to you, our stockholders, in accordance with the requirements of Section 228(e) of the Delaware General Corporation Law and Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement describes in greater detail the changes to our Certificate of Incorporation. In addition, under the rules of the New York Stock Exchange, the approval of a majority of the outstanding shares of our voting stock is required prior to the issuance of securities convertible into more than 20% of our Common Stock or which would result in a change of control.
     Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act, the Amendment will not become effective until twenty calendar days following the date on which this Information Statement was sent to our stockholders.
     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Very truly yours,
/s/ Konstantinos Stengos
Konstantinos Stengos
Chairman

ACTION BY BOARD OF DIRECTORS AND CONSENTING STOCKHOLDERS
Description of Amendment
     The Certificate of Incorporation will be amended to increase the number of shares of authorized common stock of the Company to 975 million shares by adopting an Amended and Restated Certificate of Incorporation.
     The amendment is being adopted in order to authorize enough shares to be issued and delivered, assuming full exercise and conversion of warrants and preferred stock (the “Convertible Securities”), upon closing of our settlement agreements regarding our Transeastern Joint Venture. The closing is subject to numerous closing conditions. There is no assurance that the closing will occur.
Convertible PIK Preferred Stock
     The preferred stock will rank senior to all of the Company’s capital stock with respect to liquidation and dividends, will have an initial aggregate liquidation preference of $117,500,000 and will accrue dividends semi-annually at 8% per annum as follows: (i) 1% will be payable in cash; (ii) the remaining 7% (the “Election Dividend”) will be payable, at the Company’s option, in cash, additional preferred stock, or a combination thereof. The preferred stock is mandatorily redeemable on July 1, 2015 in, at the Company’s option, cash, Common Stock or a combination thereof. The preferred stock is convertible into Common Stock, at a conversion price which shall initially equal the 20-trading day average Common Stock closing price commencing 60 days immediately after the closing of the settlement (the “Measurement Period”) multiplied by 1.40. The conversion price of the preferred stock will be adjusted for certain anti-dilution events including below market price or below the conversion price issuances of Common Stock, subject to certain exceptions. By way of example, if the average trading price of the Common Stock during the Measurement Period equals the closing price of the Common Stock on the New York Stock Exchange on June 27, 2007, which was $4.00 per share, the conversion price of the Preferred Stock would be $5.60 which would result in a maximum number of 36.9 million shares of Common Stock being deliverable upon conversion of the preferred stock (assuming, among other things, that (i) all Election Dividends are paid in additional shares of preferred stock, and (ii) that none of the shares of preferred stock issued is converted prior to 2015). The Company cannot predict what the trading price of the Common Stock will be during the Measurement Period or what the impact of closing a global settlement will be on the trading price of the Common Stock. The number of shares of Common Stock that would have to be issued upon conversion of the preferred stock is dependent on the ultimate conversion price determined at the end of the Measurement Period. The amount of authorized shares will be increased to 975 million (approximately 902.5 million will initially set aside for full exercise of the warrants and the preferred stock) to reflect, among other things the maximum amount of shares deliverable upon full exercise of the warrants and full conversion of shares of preferred stock. These amounts assume a per share floor price of $0.25 per share (which assume a $0.18 per share price) and that (i) all Election Dividends are paid in additional shares of preferred stock, (ii) the Company is required to pay increased dividends as a result on being unable to register the preferred stock and the underlying Common Stock, and (iii) that none of the shares of preferred stock issued is converted prior to 2015. The Company currently has approximately 60 million shares of Common Stock outstanding.
Warrants
     The warrants are exercisable for a term of five years from the date of issuance. The warrants will be issued in two tranches with exercise prices based on the 20-trading day average Common Stock price commencing 60 days immediately after the effective date of the settlement agreement (the “Calculated Price”) multiplied by 1.25 or 1.50, respectively. The Calculated Price for the warrants is subject to a per share floor of $4.25 and a per share ceiling of $6.00. The warrants will have a value of $16.25 million (based on the Black-Scholes option pricing model and certain assumed inputs) provided the Calculated Price is between $4.25 and $6.00. In connection with the warrants, the Company estimates that it will issue no more than 11.5 million shares of Common Stock. The exercise price of the warrants will be adjusted for certain anti-dilution events including below market price or below the exercise price issuances by the Company of its Common Stock, subject to certain exceptions. Upon exercise of the warrants by the holders thereof, the Company may, in its sole discretion, satisfy its obligations under any warrant being exercised by: (i) paying the holder the value of the Common Stock to be delivered in cash less the exercise price; (ii) paying such amount in Common Stock rather than cash; (iii) delivering shares of Common Stock upon receiving the cash exercise price therefore; or (iv) any combination of the foregoing.

Approval by our Board of Directors; Amendment is in the Best Interest of the Company and its Stockholders
     In accordance with Section 141 of the Delaware General Corporation Law (the “DGCL”), on June 29, 2007, our Board of Directors, believing it to be in the best interests of the Company and its stockholders, approved the Amendment and recommended adoption of the Amendment to our stockholders.
Approval by Stockholders
     Pursuant to Section 242 of the DGCL, the Amendment must be approved by the holders of a majority of the aggregate voting power of the Common Stock. In order to obtain the required approval of our stockholders, we could have either convened a special meeting of the stockholders of the Common Stock for the specific purpose of voting on the Amendment, or we could have sought written consent from the holders of a majority of the aggregate voting power of the Common Stock. In order to eliminate the costs and management time involved in holding a special meeting, we determined to utilize the written consent of the holders of a majority of the aggregate voting power of the Common Stock. The elimination of the need for a special meeting of stockholders to approve the Amendment is made possible by Section 228 of the DGCL, which provides that any action required or permitted to be taken at a meeting of the stockholders of a Delaware corporation may be taken without a meeting if stockholders holding at least a majority of the voting power of the corporation execute a written consent approving such action. The written consent also gave us the approval to issue the Convertible Securities, including the Common Stock they are convertible into, under applicable New York Stock Exchange Rules.
     As of the Record Date, 59,604,169 shares of our common stock were issued and outstanding. As of the Record Date, Technical Olympic S.A. was the record owner of 39,899,975 shares of the issued and outstanding shares of our common stock. Therefore, as of the Record Date, Technical Olympic S.A. was the holder of approximately 66.9% of the voting power of our outstanding Common Stock. On June 29, 2007, Technical Olympic S.A. delivered to us a written consent in lieu of a special meeting of stockholders approving the Amendment and the issuance of common stock upon exercise, conversion, redemption, or other settlement of the Convertible Securities. No further vote of our stockholders is required for the Company to effect the Amendment.
     The written consent was given in connection with the proposed issuance by us of warrants to purchase our common stock and preferred stock convertible into our common stock. The issuance of such securities would be in settlement of claims against us in connection with our Transeastern Joint Venture.
No Appraisal Rights
     Stockholders are not entitled to appraisal rights under Section 262 of the DGCL.
FINANCIAL INFORMATION
     Our financial information is incorporated herein by reference to our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly report on Form 10-Q for the quarterly period ended March 31, 2007, each of which were filed with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of the Record Date, regarding beneficial ownership of our common stock by
•	each person (or group of affiliated persons) who we know to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our current directors and our Named Executive Officers (as defined below); and

•	all of our current executive officers and directors as a group.
The percentage of beneficial ownership is based on 59,604,169 shares of our common stock outstanding on the Record Date.
This table is based on information supplied to us by our executive officers, directors, and principal stockholders and information filed with the Commission.

	Amount and Nature of		Percent
Name and Address of Beneficial Owners	Beneficial Ownership (1)		Owned(1)

Technical Olympic S.A.(2)	39,899,974		66.94%
Konstantinos Stengos	283,197	(3)	*
Antonio B. Mon	2,655,009	(4)	4.26%
Andreas Stengos	236,322	(3)	*
George Stengos	230,322	(3)	*
Marianna Stengou	247,072	(3)	*
Larry D. Horner	36,760	(5)	*
William A. Hasler	37,376	(6)	*
Michael J. Poulos	19,606		*
Susan B. Parks	13,148		*
J. Bryan Whitworth	23,918	(7)	*
Tommy L. McAden	662,628	(8)	1.10%
John Kraynick	28,125	(9)	*
Mark Upton	75,000	(10)	*
Harry Engelstein	63,750	(11)	*
Randy Kotler	27,250	(12)	*
All directors and executive officers as a group (19 persons)	4,657,483	(13)	7.27%

*	Less than one percent.

Except as otherwise indicated, the address of each person named in this table is c/o TOUSA, Inc., 4000 Hollywood Boulevard, Suite 500 N, Hollywood, Florida 33021.
     (1) The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the Commission. Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of the security, or “investment power,” which includes the power to dispose of or direct the disposition of the security. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In addition, in determining the number and percentage of shares beneficially owned by each person, shares issuable pursuant to options exercisable within 60 days after the Record Date, are deemed outstanding for purposes of determining the total number outstanding for such person and are not deemed outstanding for such purpose for all other stockholders. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.
     (2) The principal business address of Technical Olympic S.A. is 20 Solomou Street, Alimos, Athens, Greece, 17456. Mr. Konstantinos Stengos owns more than 5% of the outstanding stock of Technical Olympic S.A.
     (3) Includes 226,322 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
     (4) As a result of various gifts and transfers for estate planning purposes, Mr. Mon has transferred stock options to various family-controlled entities. The total set forth above includes (i) 622,749 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date that are beneficially owned by Maywood Investment Company, LLC (“MIC”), (ii) 967,307 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date that are beneficially owned by a trust for the benefit of Mr. Mon’s adult children (the “Trust”), and (iii) 1,059,953 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date that are beneficially owned by Maywood Capital, LLC (“MC”). Mr. Mon is not the managing member of MIC, nor does he own or control majority of the membership interests in MIC, and, accordingly, he disclaims beneficial ownership of the stock options owned by MIC. Mr. Mon disclaims beneficial ownership of the stock options held by the Trust, and, although he has a pecuniary interest in MC, he also disclaims beneficial ownership of the stock options held by MC.
     (5) Includes 11,194 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
     (6) Includes 34,826 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
     (7) Includes 21,668 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
     (8) Includes 662,503 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
     (9) Includes 28,125 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
     (10) Includes 65,625 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
     (11) Includes 56,250 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
     (12) Includes 27,250 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.
     (13) Includes 4,468,363 shares issuable upon exercise of stock options that have already vested or will vest within 60 days of the Record Date.

Security Ownership of Principal Stockholders
     The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5% of the Company’s Common Stock on March 31, 2007.

		Percent of
	Number of Shares and Nature of	Outstanding
Name and Address	Beneficial Ownership	Shares

Technical Olympic S.A.	39,899,975 shares of Common Stock(1)(2)	66.94%
Jeffrey L. Gendell and related companies	4,789,093 shares of Common Stock(3)	8.03%
55 Railroad Avenue
Greenwich, CT 06830

(1)	TOSA entered into a Pledge Agreement dated June 16, 2006 in favor of Alpha Bank S.A. in connection with a 20,000,000 bond issue by TOSA. Pursuant to the Pledge Agreement, TOSA initially pledged and assigned to the bond holders, and created a first priority security interest in, all of its rights, title and interest in and to 5,500,000 shares of the Company’s common stock. On October 5, 2006, March 20, 2007 and April 3, 2007 pursuant to the terms of the Pledge Agreement, TOSA pledged and assigned to the bond holders and created a first priority interest in, all of its rights, title and interest in and to an additional 2,400,000, 3,100,000 and 9,600,000 shares, respectively.

(2)	TOSA entered into a Pledge Agreement dated December 28, 2006 in favor of Bank of Cyprus Public Company Limited in connection with a 10,000,000 bond issue by TOSA. Pursuant to the Pledge Agreement, TOSA initially pledged and assigned to the bond holders, and created a first priority security interest in, all of its rights, title and interest in and to 4,500,000 shares of the Company’s common stock. On March 14, 2007 and April 3, 2007, pursuant to the terms of the Pledge Agreement, TOSA pledged and assigned to the bond holders and created a first priority interest in, all of its rights, title and interest in and to an additional 800,000 and 5,000,000 shares, respectively.

(3)	Information based solely on Schedule 13G/A dated December 31, 2006 filed with the Securities and Exchange Commission jointly by Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell. The Schedule 13G/A indicates that at December 31, 2006: (a) Tontine Overseas Associates, L.L.C. with 1,731,935 shared voting and dispositive power; (b) Tontine Capital Partners, L.P. with 3,057,158 shared voting and dispositive power; (c) Tontine Capital Management, L.L.C. with 3,057,158 shared voting and dispositive power; and, (d) Jeffrey L. Gendell with 4,789,093 shared voting and dispositive power.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about TOUSA at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you about us by referring you to those documents filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference (under file no: 001-32322) the documents listed below as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:
•	our Form 10-K for the year ended December 31, 2006;

•	our Form 10-Q for the quarterly period ended March 31, 2007; and

•	our current reports on Form 8-K filed on January 5, 2007, February 2, 2007, February 12, 2007, May 17, 2007, May 24, 2007, May 25, 2007, May 29, 2007, June 5, 2007, and July 2, 2007.

     These filings are available on the SEC’s website: www.sec.gov.
     We will provide, upon written or oral request (within one business day of such request) and free of charge, any of the documents incorporated by reference herein . Any such request should be directed to us at the following (i) address: 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021, or (ii) phone number: (954) 364-4000, in each case Attn: Secretary.